UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2005

ASSURANCEAMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-06334	87-0281240

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification Number)

RiverEdge One, Suite 600 5500 Interstate North Parkway Atlanta, Georgia	30328

(Address of principal executive offices)	(Zip Code)

(770) 933-8911

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On May 4, 2005, AssuranceAmerica Corporation (the “Company”) amended that certain Stock Purchase Agreement dated April 11, 2005, among the Company, Heritage Assurance Partners, L.P. (“Heritage”) and certain other investors (the “Stock Purchase Agreement”) to increase the aggregate number of shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) that may be purchased and sold thereunder from 700,000 to 800,000. The amendment to the Stock Purchase Agreement is filed herewith as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities

     On May 4, 2005, the Company issued 250,000 shares of Series A Preferred Stock to Heritage for a total investment of $1.25 million. The total number of shares purchased by Heritage pursuant to this investment represents approximately 4.01% of the Company’s outstanding capital stock on an as-converted-to-common stock basis.

     Each share of Series A Preferred Stock is convertible into the number of shares of common stock that results from dividing the per share “Conversion Value” by the per share “Conversion Price” in effect at the time of conversion. The number of shares of common stock into which a share of Series A Preferred Stock is convertible is referred to as the “Conversion Rate.” The per share Conversion Price of Series A Preferred Stock initially in effect is $0.50 and the per share Conversion Value of Series A Preferred Stock initially in effect is $5.00. The initial Conversion Price is subject to adjustment in the event of stock splits, stock combinations and certain issuances of capital stock for consideration per share less than the then-current Conversion Price.

     The Series A Preferred Stock is convertible at the option of the holder at any time into shares of the Company’s common stock. In addition, each share of Series A Preferred Stock will automatically convert into common stock on the second anniversary of the date on which such share was issued. Each share of Series A Preferred Stock will also automatically convert into common stock immediately prior to the closing of any public offering of any of the Company’s equity securities with aggregate proceeds to the Company, at the public offering price, of at least $20 million, before underwriting commissions and expenses, and at a per share price of at least three times the then-current Conversion Price.

     The Company’s offer and sale of the Series A Preferred Stock pursuant to the private placement described above, including shares of common stock into which the Series A Preferred Stock is convertible (collectively, the “Securities”), was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemptions therefrom provided by Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. Each investor in this private placement represented and warranted to the Company that such investor was an “accredited investor” as that term is defined in Rule 501 of Regulation D. The private placement was conducted without general solicitation or advertising. All certificates issued representing the Securities will be legended to indicate that they are restricted. No sale of the Securities involved the use of underwriters, and no commissions were paid in connection with the issuance or sale of the Securities.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Amendment to Stock Purchase Agreement dated May 4, 2005, among AssuranceAmerica Corporation, Heritage and certain other investors.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 6, 2005	ASSURANCEAMERICA CORPORATION
	By:	/s/ Renée Pinczes
Senior Vice President and Chief Financial Officer